Exhibit 99.1
CONNETICS NAMES CLAUDETTE MACMILLAN
SENIOR DIRECTOR, FINANCIAL PLANNING AND ANALYSIS
Reports New Option Grant under NASDAQ Marketplace Rule 4350
PALO ALTO, Calif. (September 30, 2005) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that it has named Claudette S. MacMillan to the position of Senior Director, Financial Planning and Analysis. Ms. MacMillan will be primarily responsible for leading Connetics’ financial planning and analysis activities.
Ms. MacMillan joins Connetics from Chordiant Software, Inc. where she was Senior Finance Director. Prior to joining Chordiant, Ms. MacMillan was a Division Controller for Silicon Graphics, Inc. Ms. MacMillan brings to Connetics over 18 years of broad industry financial experience.
Additionally, the Compensation Committee of the Company’s Board of Directors approved an inducement grant to Ms. MacMillan of a non-qualified stock option to purchase 20,000 shares of Connetics’ common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $16.91 which is equal to the fair market value of Connetics’ common stock on the grant date (September 30, 2005), (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/8th of the total grant on the six-month anniversary of Ms. MacMillan’s hire, and 1/48th of the total grant each month thereafter until the grant is fully vested.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis and Extina®, a foam formulation of the antifungal drug ketoconazole. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
Patrick O’Brien	Bruce Voss or Zachary Bryant
Senior Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)
# # #